PRODUCT DISCLOSURE STATEMENT 27 February 2026 For an offer of ordinary shares in Goodman New Zealand Limited and Goodman Property Services (NZ) Limited Issuers: Goodman New Zealand Limited in respect of the offer of ordinary shares in Goodman New Zealand Limited and Goodman Property Services (NZ) Limited in respect of the offer of ordinary shares in Goodman Property Services (NZ) Limited This document gives you important information about the offer of ordinary shares in Goodman New Zealand Limited and ordinary shares in Goodman Property Services (NZ) Limited to help you decide whether to approve the transactions described in the Notice of Special Meeting and Explanatory Notes for unitholders of Goodman Property Trust. There is other useful information about this offer on https://disclose-register.companiesoffice.govt.nz/. Goodman New Zealand Limited and Goodman Property Services (NZ) Limited have prepared this document in accordance with the Financial Markets Conduct Act 2013 and the Financial Markets Conduct (Goodman New Zealand Limited and Goodman Property Services (NZ) Limited) Exemption Notice 2026. You can also seek advice from a financial advice provider to help you to decide whether to approve the transactions described in the Notice of Special Meeting and Explanatory Notes for unitholders of Goodman Property Trust.

1. Key Information Summary What is this? This is an offer of ordinary shares in Goodman New Zealand Limited ("GNZL") and an offer of ordinary shares in Goodman Property Services (NZ) Limited ("GPS"), which will be stapled together on a one-for-one basis ("Stapled Securities"). Stapled Securities give you a stake in the ownership of GNZL and GPS (together, the "Companies"). You may receive a return if dividends are paid or the Companies increase in value and you are able to sell your Stapled Securities at a higher price than you paid for them. If either, or both, of GNZL or GPS run into financial difficulties and is or are wound up, you will be paid only after all creditors have been paid. You may lose some or all of your investment. About GNZL and GPS If the offer proceeds, the assets and business of the Companies and their subsidiaries, when taken as a whole, will be substantially the same as the assets and business of Goodman Property Trust ("GMT") immediately before the implementation of the Transaction, being the provision, and management, of logistics and distribution centres, warehouses, business parks and data centres. GNZL would undertake the passive property ownership business and GPS would undertake the more active investment opportunities and provide property and property fund management services. Following the implementation of the Transaction, there will be greater operational flexibility, with the business able to grow its property funds management business and pursue other active investment opportunities. Purpose of this offer The purpose of this offer is to implement the Transaction, under which GMT's business will cease to be owned and operated as a unit trust and will instead be owned and operated by GNZL and GPS in a corporate structure. The rationale for the Transaction is that it will: + provide the business with a corporate structure; + position the business to pursue new growth and active investment opportunities through a separate company (such as acquiring assets for resale, undertaking develop-to-sell projects, or engaging in land subdivision); + facilitate further growth in the property funds management business; + retain portfolio investment entity ("PIE") tax status by holding core property investments in a separate company (GNZL); + maintain tax benefits for investors with dividends from property ownership activities (which will continue to receive tax-advantaged treatment as a PIE distribution1) and new property and property fund management and development activities (which will be taxed as an ordinary dividend2); and + remove the GMT trust deed and the FMC Act restrictions and streamline governance and compliance processes, with corresponding cost savings. 1 Investors' New Zealand tax is effectively capped at 28% even if they have a 33% or 39% personal tax rate. 2 Investors' New Zealand tax will be charged at their top personal tax rate which could be as high as 39%.

Subject to the approval of the GMT unitholders by Extraordinary Resolution of the resolution described in the Notice of Meeting and the other conditions referred to in Section 5 (Terms of the offer) being satisfied, Eligible GMT Unitholders will become shareholders of the Companies. No money is being raised in connection with this offer. Section 5 (Terms of the offer) sets out which GMT unitholders are eligible to participate in this offer. Key terms of the offer Description of the equity securities Ordinary shares in each of GNZL and GPS which are contractually and constitutionally stapled on a one-for-one basis so that GNZL shares can only be transferred if the corresponding number of GPS shares to which they are stapled are also transferred. Consideration Subject to the approval of GMT unitholders by Extraordinary Resolution as described in the Notice of Meeting and the other conditions referred to in Section 5 (Terms of the offer) being satisfied, Eligible GMT Unitholders will receive one Stapled Security for each unit held in GMT. The consideration for this is the transfer of the Receivable as described in Steps 2 and 3 in Section 5 (Terms of the offer) which facilitates the broader arrangement that will ultimately result in Eligible GMT Unitholders acquiring Stapled Securities. Date the Notice of Meeting and this PDS will be sent to Eligible GMT Unitholders 27 February 2026 Date of special meeting of GMT unitholders 31 March 2026 Number of Stapled Securities being offered 1,538,768,5353 Offeror of Stapled Securities GMT Shareholder Price the Stapled Securities will commence trading at on the NZX Main Board This will be the same as the price of units in GMT at the end of the trading day that the units in GMT cease trading on the NZX Main Board (being 30 March 2026). Expected date of commencement of trading on the NZX Main Board 7 April 2026 Liabilities, fees and charges If you sell your Stapled Securities, you may be required to pay brokerage or other sale expenses. You may also be liable for tax on the sale of your Stapled Securities. You should seek your own tax advice in relation to your Stapled Securities. The expected date of commencement of trading on the NZX Main Board is subject to the resolution referred to in the Notice of Meeting being approved by GMT unitholders by Extraordinary Resolution and the other conditions referred to in Section 5 (Terms of the offer) being satisfied. 3 The number of Stapled Securities being offered is the same as the number of units on issue in GMT at the end of the trading day that the units in GMT cease trading on the NZX Main Board in connection with the Transaction (being 30 March 2026). The number of Stapled Securities being offered set out above reflects the number of units on issue in GMT as at 17 February 2026. On 17 February 2026, GPS, as manager of GMT, announced an on-market unit buyback programme. Any units bought back prior to the end of the trading day on 30 March 2026 will be cancelled upon acquisition and the total number of units on issue and therefore the total number of Stapled Securities being offered will reduce accordingly.

1. Key Information Summary -- continued How you can get your money out The Companies intend to quote the Stapled Securities on the NZX Main Board. This means you may be able to sell them on the NZX Main Board if there are interested buyers. You may get less than you invested for your equivalent number of units in GMT. The price will depend on the demand for the Stapled Securities. Where you can find other market information about GNZL and GPS In accordance with the Financial Markets Conduct (Goodman New Zealand Limited and Goodman Property Services (NZ) Limited) Exemption Notice 2026, this PDS contains information in relation to the offer of Stapled Securities which is similar to the information that would be provided in a simplified disclosure product disclosure statement (modified to reflect that this is an offer of Stapled Securities issued by GNZL and GPS). Disclosure similar to short-form disclosure is being used for this offer of Stapled Securities because: + immediately following completion of the Transaction, the assets of, and business to be carried on by, the Companies and their subsidiaries will be substantially the same as the assets of, and business undertaken by, GMT immediately before implementation of the Transaction. Material information, including financial information, about GMT is therefore most relevant to an Eligible GMT Unitholder's decision on the Transaction and this information has previously been disclosed on the NZX Main Board; + the offer is only being made to existing GMT unitholders who are already familiar with the business undertaken by GMT. GMT is a managed investment scheme and investors hold units in GMT. GMT was listed on the NZX Main Board in 1999 and has a market capitalisation of $3.0 billion (as at 30 January 2026). It is one of the NZX's largest listed issuers and is included in the NZX20 index. It also has an investment grade credit rating of "BBB" from Standard & Poor's Global Ratings. The management of GMT was internalised on 28 March 2024, with GPS becoming the manager of GMT. GPS, as manager of GMT, is subject to a disclosure obligation that requires it to notify certain material information to NZX Limited for the purpose of that information being made available to participants in the market. GMT unitholders should look at the market price of GMT's quoted financial products in order to find out how the market assesses the value of those financial products. Group financial statements for GMT for the accounting period ended 31 March 2025, together with the auditor's report on those financial statements, can be found on the Offer Register for each of GNZL and GPS and on the Scheme Register for GMT at https://disclose-register.companiesoffice.govt.nz/. Other group financial statements for GMT for accounting periods that precede the accounting period ended 31 March 2025, together with the auditor's report on those financial statements, can be found on the Scheme Register for GMT. A copy of information on the Offer Register and Scheme Register is available on request to the Registrar of Financial Service Providers. Interim financial statements for GMT for the six months ended 30 September 2025, as well as further information about GMT, can be found on GMT's page on NZX's website at https://www.nzx.com/companies/GMT.

Table of Contents 1. Key Information Summary 2 2. About GNZL and GPS 6 3. Purpose of the offer 7 4. Key dates and offer process 8 5. Terms of the offer 9 6. Key features of the Stapled Securities 13 7. Tax 15 8. Where you can find more information 16 9. How to apply 17 10. Contact information 18 11. Glossary 19 Disclaimers 21

2. About GNZL and GPS The current directors of GPS have also been appointed as directors of GNZL. This structure ensures consistency and alignment between GPS' and GNZL's strategic direction. It will also provide GNZL with the benefit of the experience and skill set of the existing GPS Board, with its members collectively contributing a diverse range of skills and backgrounds, including executive and governance roles at various property ownership and management companies and publicly listed companies. The directors of GPS and GNZL are: Laurissa Madge Cooney John Morton Dakin Leonie Mary Freeman David Edward James Gibson Gregory Leith Goodman Steipo Tony Jurkovich The current senior managers of GPS will be the senior managers for the Companies. These senior managers are: James Alexander Spence Andrew Jonathan Eakin Anton Gerard Shead GMT's 2025 Annual Report includes: + The remuneration and other benefits paid to directors of GPS, as manager of GMT, for the year ended 31 March 2025. + The remuneration and other benefits received by the Chief Executive Officer of GPS for the year ended 31 March 2025 and the remuneration arrangements that apply to the Chief Executive Officer for the year ending 31 March 2026. + A table setting out the number of employees, or former employees, of GPS (excluding directors and the Chief Executive Officer of GPS) who, during the year ended 31 March 2025, received remuneration and other benefits in their capacity as employees, the value of which exceeded $100,000 per annum. GMT's 2025 Annual Report is available on the Companies' website at https://nz.goodman.com/ or on the Offer Register.

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Goodman New Zealand Limited and Goodman Property Services (NZ) Limited | Product Disclosure Statement | 27 February 2026

3. PURPOSE OF THE OFFER

The purpose of the offer is to implement the Transaction, under which Eligible GMT Unitholders will receive Stapled Securities and will redeem their units in GMT, subject to the approval of the GMT unitholders by Extraordinary Resolution as described in the Notice of Meeting and the conditions referred to in Section 5 (*Terms of the offer*) being satisfied.

No money is being raised in connection with this offer.

The rationale for the Transaction is that it will:

+ provide the business with a corporate structure;
+ position the business to pursue new growth and active investment opportunities through a separate company (such as acquiring assets for resale, undertaking develop-to-sell projects, or engaging in land subdivision);
+ facilitate further growth in the property funds management business;
+ retain PIE tax status by holding core property investments in a separate company (GNZL);
+ maintain tax benefits for investors with dividends from property ownership activities (which will continue to receive tax-advantaged treatment as a PIE distribution[4]) and new property and property fund management and development activities (which will be taxed as an ordinary dividend[5]); and
+ remove the GMT trust deed and the FMC Act restrictions and streamline governance and compliance processes, with corresponding cost savings.

The key steps to implement the Transaction are set out in Section 5 (*Terms of the offer*). Further details of the proposed corporatisation and the stapling of GNZL and GPS shares are set out in Part 1 and Part 3 of the Explanatory Notes in the Notice of Meeting.

4. KEY DATES AND OFFER PROCESS

The intended key dates for the offer are:

Record date for being entitled to vote at the GMT unitholder special meeting	**26 February 2026 (close of business)**
Date of issue of Notice of Meeting	**27 February 2026**
Date offer of Stapled Securities opens	**27 February 2026**
Date trading halt for GMT units commences	**30 March 2026 (close of business)**
Date offer of Stapled Securities closes	**31 March 2026**
Date of GMT unitholder special meeting	**31 March 2026**
Record date for determining eligibility to receive Stapled Securities	**2 April 2026**
Date of implementation of Steps 2-8 of the Transaction (excluding any sale by the Sale Agent of the Stapled Securities through the on market sale facility) (see Section 5 (*Terms of the offer*))	**7 April 2026**
Date Stapled Securities are transferred to GMT unitholders	**7 April 2026**
Date Stapled Securities are quoted on the NZX Main Board under ticker code "GNZ"	**7 April 2026**
Expected date of commencement of trading of Stapled Securities on the NZX Main Board	**7 April 2026**
Earliest expected mailing of holding statements	**13 April 2026**

This timetable is indicative only and the dates may change. The dates set out above are subject to the resolution referred to in the Notice of Meeting being approved by GMT unitholders by Extraordinary Resolution and the other conditions referred to in Section 5 (*Terms of the offer*) being satisfied.

4 Investors' New Zealand tax is effectively capped at 28% even if they have a 33% or 39% personal tax rate.

5 Investors' New Zealand tax will be charged at their top personal tax rate which could be as high as 39%.

5. Terms of the offer Key terms of the offer The table below sets out some key terms of the offer of the Stapled Securities. The terms of the offer are set out in more detail in the Notice of Meeting. This offer is only being made to Eligible GMT Unitholders (see the "Disclaimers" section on page 16 for additional considerations for Eligible GMT Unitholders). Description of the Stapled Securities Ordinary shares in the Companies which are contractually and constitutionally stapled together on a one-for-one basis so that shares in one Company can only be transferred with the same number of shares in the other Company. Key dates See Section 4 (Key dates of offer process) Consideration Subject to the conditions referred to below under the heading "Conditions of the Transaction" being satisfied, Eligible GMT Unitholders will receive one Stapled Security for each unit held in GMT. The consideration for this is the transfer of the Receivable as described in Steps 2 and 3 below under the heading "Overview of the Transaction" which facilitates the broader arrangement that will ultimately result in Eligible GMT Unitholders acquiring Stapled Securities. Number of Stapled Securities being offered 1,538,768,5356 Offeror of the Stapled Securities GMT Shareholder Price the Stapled Securities will commence trading on the NZX Main Board This will be the same as the price of units in GMT at the end of the trading day that the units in GMT cease trading on the NZX Main Board (being 30 March 2026). Liabilities, fees and charges Following completion of the Transaction, if you sell your Stapled Securities, you may be required to pay brokerage or other sale expenses. You may also be liable for tax on the sale of your Stapled Securities. You should seek your own tax advice in relation to your Stapled Securities. No guarantee No person guarantees the Stapled Securities offered under this PDS. No person warrants or guarantees the performance of the Stapled Securities or any return on the Stapled Securities. Material selling restrictions The only selling restriction applicable to the Stapled Securities is that GNZL shares and GPS shares must be traded together. GNZL shares cannot be traded separately from GPS shares and GPS shares cannot be traded separately from GNZL shares. As the Transaction is effectively a reorganisation which does not involve any transfer of value and because no money is being sought, no independent appraisal report or other independent valuation has been obtained to set the consideration for the Stapled Securities. Instead, the price per Stapled Security on the date they commence trading on the NZX Main Board will be the same as the price per unit on the day the units in GMT cease trading on the NZX Main Board. 6 The number of Stapled Securities being offered is the same as the number of units on issue in GMT at the end of the trading day that the units in GMT cease trading on the NZX Main Board in connection with the Transaction (being 30 March 2026). The number of Stapled Securities being offered set out above reflects the number of units on issue in GMT as at 17 February 2026. On 17 February 2026, GPS, as manager of GMT, announced an on-market unit buyback programme. Any units bought back prior to the end of the trading day on 30 March 2026 will be cancelled upon acquisition and the total number of units on issue and therefore the total number of Stapled Securities being offered will reduce accordingly.

The terms of the shares in each of GNZL and GPS offered under this PDS are set out in the proposed form of each Company's constitution that will be adopted in connection with the Transaction and the proposed form of stapling deed which will be entered into in connection with the Transaction. These documents are available on the Offer Register. A summary of the terms of the proposed constitutions for each of GNZL and GPS that will be adopted in connection with the Transaction and the terms of the proposed form of stapling deed which will be entered into in connection with the Transaction is set out in Schedule 1 of the Notice of Meeting. The constitutions that will be adopted by each of GNZL and GPS if the Transaction proceeds will be substantially the same as the proposed form of constitutions for each of GNZL and GPS that are contained on the Offer Register. Overview of the Transaction Subject to the approval of GMT unitholders by Extraordinary Resolution as described in the Notice of Meeting and the other conditions set out below under the heading "Conditions of the Transaction" being satisfied, the Transaction will be implemented through the following key steps (in the order set out below, but taking effect contemporaneously (other than Step 1 and any sale by the Sale Agent of the Stapled Securities through the on market sale facility referred to in Step 7)): Step 1: GNZL and GNZ Finco are incorporated (i) GNZL is incorporated as a subsidiary of GMT Shareholder Nominee Limited ("GMT Shareholder"). The GNZL shares will be held by GMT Shareholder. GNZ Finco is incorporated as a subsidiary of GNZL. GNZ Finco will become the borrowing entity under the new structure. This step has already been implemented. Step 2: GMT makes distribution to GMT unitholders (ii) GMT declares a distribution to GMT unitholders equal to the market value of its shareholding in Goodman (Highbrook) Limited, Goodman Property Aggregated Limited, Highbrook Limited and GMT Penrose Limited (together, the "Property Holding Companies") and GMT Bond Issuer Limited ("GMB"). The distribution is left as a debt owing from GMT to GMT unitholders ("Receivable"). Step 3: Receivable is transferred and GNZL is capitalised (iii) The Receivable is transferred from GMT unitholders to GMT Shareholder, on the basis that doing so facilitates the broader arrangement that will ultimately result in them acquiring Stapled Securities (or, in respect of Ineligible Holders, receiving the proceeds from the on-market sale of their Stapled Securities). (iv) GMT Shareholder transfers the Receivable to GNZL, in exchange for the issue of GNZL shares to GMT Shareholder. As a result of this step, the number of GNZL shares on issue will be equal to the total number of GMT units on issue.7 Step 4: GMT sells the Property Holding Companies and GMB to GNZL (v) GMT transfers the shares in the Property Holding Companies and GMB to GNZL at market value (being the amount of the Receivable), and GNZL pays the purchase price by way of set-off against the Receivable (which is owing from GMT to GNZL). Step 5: GPS undertakes a share split (vi) GPS will undertake a share split so that the total number of GPS shares on issue is equal to the total number of GNZL shares. 7 On 17 February 2026, GPS, as manager of GMT, announced an on-market unit buyback programme. Any units bought back prior to the end of the trading day on 30 March 2026 will be cancelled upon acquisition. Therefore, the total number of units on issue in GMT and the total number of GNZL shares issued at this step will reduce by the number of units bought back.

Step 6: GNZL shares and GPS shares are stapled (vii) GMT Shareholder contractually and constitutionally staples the GNZL shares and the GPS shares on a one-for-one basis. The constitution of each of GNZL and GPS will be replaced with a constitution appropriate for an NZX listed stapled entity (see below for more information relating to the constitutions). Step 7: GMT Shareholder transfers Stapled Securities to GMT unitholders (viii) GMT Shareholder transfers Stapled Securities to GMT unitholders as follows: (aa) in respect of GMT unitholders whose addresses are in a jurisdiction outside of the Eligible Jurisdictions, the Stapled Securities will be transferred to the Sale Agent, with the Sale Agent selling or procuring the sale of the Stapled Securities through an on market sale facility; and (bb) in all other cases, directly to the GMT unitholders, on a one Stapled Security for one unit basis. (ix) The Stapled Securities are quoted on the NZX Main Board under a single ticker code "GNZ". Step 8: Redemption and cancellation of GMT units (x) Each GMT unitholder is deemed to have given a redemption notice in respect of all of their GMT units, and all GMT units will be redeemed with no amount payable because, at the time the GMT units are redeemed, the GMT units have no value given the distribution under Step 2. All GMT units redeemed will be cancelled upon redemption. (Steps 1 to 8 together are the "Transaction"). Structure charts setting out these steps are included in the Notice of Meeting. Further information about the Transaction, including the implications and risks of the Transaction and a description of the practical impacts of holding Stapled Securities, is set out in sections 1 and 2 of Part 1 and Part 5 of the Explanatory Notes in the Notice of Meeting. Further information for GMT unitholders located outside of the Eligible Jurisdictions is set out in section 10 of Part 1 of the Explanatory Notes in the Notice of Meeting. Conditions of the Transaction The Transaction is subject to a number of conditions. If any of these conditions is not satisfied, the Transaction will not proceed and GMT will remain in existence as it currently is. These conditions are: (i) GMT unitholders passing the resolution set out in the Notice of Meeting relating to the Transaction by Extraordinary Resolution. (ii) NZX granting quotation of the Stapled Securities on the NZX Main Board. (iii) The holders of bonds issued by GMB approving changes to the terms of the bonds and related security, guarantee and lending arrangements. (iv) GMT's bank lenders and hedge counterparties approving the Transaction and amendments to novate the bank financing and hedging from GMT to GNZ Finco at completion of the Transaction and the amendments to certain security documents relating to the debt obligations of the GMT group. The bank lenders and hedge counterparties have granted in principle consent for the Transaction and to the contemplated amendments to the finance documents under consent letters, subject to conditions precedent.

(v) Inland Revenue issuing a finalised product ruling, issued on terms acceptable to GMT / the directors, that the distribution of the Receivable will be excluded from tax for: (a) GMT unitholders that are resident in New Zealand and are a natural person or a trustee and do not include the amount as income in a tax return; and (b) GMT unitholders not described above, to the extent to which the distribution is more than the amount that is fully imputed. (vi) Overseas Investment Office ("OIO") providing an exemption from the requirement for OIO consent under the Overseas Investment Act 2005 for the Transaction. NZX Main Board listing An application has been made to NZX for permission to list each of the Companies and to quote the Stapled Securities on the NZX Main Board and all the requirements of NZX relating to the application that can be complied with on or before the date of this PDS have been duly complied with. However, NZX accepts no responsibility for any statement in this PDS. The NZX Main Board is a licensed market operated by NZX, which is a licensed market operator, regulated under the FMC Act. Eligible GMT Unitholders This offer of Stapled Securities is only being made to Eligible GMT Unitholders. Additional considerations for Eligible GMT Unitholders outside of New Zealand are set out in the "Disclaimers" section on page 16. Further information This PDS is intended for use solely in connection with the offer. You can find further information in relation to the terms of the offer and the Stapled Securities in Part 1 and Part 3 of the Explanatory Notes in the Notice of Meeting. 6. Key features of the Stapled Securities All shares in GNZL will be fully paid ordinary shares which rank equally with each other and all other ordinary shares in GNZL on issue. All shares in GPS will be fully paid ordinary shares which rank equally with each other and all other ordinary shares in GPS on issue. The key features of the shares do not differ from those that apply to other ordinary shares in a company generally. However, the shares in the Companies will be contractually and constitutionally stapled together so they cannot be separated and must be held by the same shareholders in equal proportions. The shares in the Companies can only be transferred or dealt with together. This means: + the number of GPS shares and GNZL shares on issue must, at all times, be the same; + if further GPS shares or GNZL shares are issued, they must be issued with a corresponding number of GNZL shares or GPS shares, as applicable; + if GPS shares or GNZL shares are bought back or cancelled, a corresponding number of GNZL shares or GPS shares, as applicable, must be bought back or cancelled from the same shareholder(s); + no transfer of any GPS shares or GNZL shares can be registered unless there is a corresponding transfer from the same shareholder of the same number of GNZL shares or GPS shares, as applicable. The votes attached to GPS shares may only be exercised in respect of resolutions of GPS and may not be exercised in respect of resolutions of GNZL. The votes attached to GNZL shares may only be exercised in respect of resolutions of GNZL and may not be exercised in respect of resolutions of GPS. However, as shareholders will hold both GPS shares and GNZL shares, they will in effect be able to participate in and vote at meetings of both GPS and GNZL in their capacity as a shareholder of each company.

The practical impacts of a shareholder holding a Stapled Security include that: (i) Each shareholder will be a shareholder in both GPS and GNZL. (ii) In order to dispose of GPS shares or GNZL shares, the corresponding number of GNZL shares or GPS shares, as applicable, would also need to be transferred to the same transferee. (iii) Market disclosures via NZX may be made in respect of the Stapled Securities, but GPS and GNZL will continue to be obliged to make announcements under the NZX Listing Rules according to the nature of the disclosure (eg announcements about the declaration of a dividend or the passing of a resolution at a meeting of shareholders would be made by the relevant company). (iv) The only quoted price of GPS shares and GNZL shares on the NZX Main Board will be the quoted price for Stapled Securities. (v) The materiality of "Material Information" for continuous disclosure purposes under the NZX Listing Rules will be assessed against the potential effect on the price of Stapled Securities as there will not be a separate quoted price available for each of the GPS shares and the GNZL shares. (vi) Under an exemption from the Financial Markets Authority that has been granted, group financial statements would be prepared and published in respect of the Stapled Group rather than separate group financial statements for GNZL and separate financial statements for GPS. (vii) A holder of a Stapled Security would be entitled to attend, or vote by proxy at, the separate meetings of shareholders of each of GPS and GNZL. For some transactions involving the Stapled Group (eg an issuance of shares being made with shareholder approval under the NZX Listing Rules), resolutions might be required from the shareholders of each of GPS and GNZL in respect of the same matter. In that case, the relevant transaction will only be able to proceed if shareholders of both GPS and GNZL approve the respective resolutions. Shareholders would separately be entitled to receive: (i) any dividends or other distribution in respect of GPS Shares based only upon their holding of GPS Shares; and (ii) any dividends or other distribution in respect of GNZL Shares based only upon their holding of GNZL Shares. The Stapled Securities will rank (in respect of GNZL and GPS) the same as GMT units (in respect of GMT) in respect of a liquidation of either or both of GPS or GNZL, or GMT (as the case may be) and the payment of dividends (in respect of GNZL and GPS) and distributions (in respect of GMT). Dividend policy GNZL's and GPS' objective is to provide shareholders with a consistent and stable dividend stream while maintaining financial flexibility through the property cycle. If the Transaction proceeds, the dividend policy at the date of this PDS is to pay out between 80-90% of Cash Earnings as disclosed in each interim and annual result based on the Cash Earnings of GNZL and GPS as a consolidated group. Dividends are declared at the discretion of the Boards of each Company and depend on each Company's performance. The payment of dividends is not guaranteed and each Company's dividend policy may change over time. In declaring a dividend, each Company must comply with the solvency test under the Companies Act 1993. 7. Tax Tax can have significant consequences for investments. If you have queries relating to the tax consequences of investing in the Stapled Securities, you should obtain professional advice on those consequences.

8. Where you can find more information Further information relating to the Companies and the Stapled Securities (for example, the Notice of Meeting, the proposed form of constitutions for each of GNZL and GPS that will be adopted in connection with the Transaction and the terms of the proposed form of stapling deed which will be entered into in connection with the Transaction) is available on the Offer Register for each of GNZL and GPS at https://disclose-register.companiesoffice.govt.nz/. A copy of the information on the Offer Register is available on request to the Registrar of Financial Service Providers. Further information relating to the Companies is also available on the Companies Office register of the Ministry of Business, Innovation and Employment. This information can be accessed on the Companies Office website at https://companies-register.companiesoffice.govt.nz/. Once the Stapled Securities are quoted, the Companies will be required to make half-yearly and annual announcements to NZX and such other announcements as are required by the NZX Listing Rules from time to time. You will be able to obtain this information free of charge by searching under ticker code "GNZ" on NZX's website at www.nzx.com. This information will also be available free of charge on the Companies' website at https://nz.goodman.com/. 9. How to apply In order for the Transaction to proceed and for Eligible GMT Unitholders to receive Stapled Securities, the conditions set out in Section 5 (Terms of the offer) must be satisfied, including that the resolution set out in the Notice of Meeting must be approved by GMT unitholders holding GMT units with a combined value of 75% or more of the value of GMT units held by those persons who are entitled to vote and vote on the resolution in person or by proxy at the special meeting of GMT unitholders. Before deciding how to vote on the resolution described in the Notice of Meeting, you should carefully read this PDS, the Notice of Meeting and any other available information, including financial information about GMT which is available on NZX's website at www.nzx.com by searching under ticker code "GMT" and at https://nz.goodman.com/. The meeting of GMT unitholders is to be held at Pipiri Lane, Wynyard Quarter, Auckland on 31 March 2026, at 1:00pm. GMT unitholders can attend the meeting in person or can attend through a live online webcast. Every GMT unitholder, or a GMT unitholder's proxy, attorney or representative, is entitled to attend the special meeting. Voting will be by way of a poll and each GMT unitholder has one vote for each unit. A GMT unitholder is entitled to attend and vote at the special meeting and is entitled to appoint a proxy to attend and vote instead of that GMT unitholder. A proxy need not be a GMT unitholder. A GMT unitholder wishing to appoint a proxy should complete the Voting and Proxy Form accompanying the Notice of Meeting. A completed Voting and Proxy Form must be received by Computershare Investor Services Limited, the Registrar, by no later than 1:00pm on 29 March 2026. The Notice of Meeting includes further details on the voting process and the special meeting in the section headed "Meeting Information". If GMT unitholders approve the Transaction (and the other conditions set out in Section 5 (Terms of the offer) are satisfied), all GMT unitholders will be bound by that approval and Stapled Securities will be issued to all Eligible GMT Unitholders without those GMT unitholders needing to take any further action. This is the case even if an Eligible GMT unitholder did not vote or did not vote in favour of the resolution.

10. Contact information Issuers Goodman New Zealand Limited and Goodman Property Services (NZ) Limited Address: Level 8, Beca House, 124 Halsey Street, Auckland 1010, New Zealand Telephone: +64 9 375 6060 Offeror GMT Shareholder Nominee Limited (a wholly-owned subsidiary of Public Trust) Address: SAP Tower, Level 16, 151 Queen Street, Auckland 1010, New Zealand Toll free: 0800 371 471 Telephone: +64 9 930 5856 Registrar Computershare Investor Services Limited Address: Level 2, 159 Hurstmere Road, Takapuna, Auckland 0622, New Zealand Telephone: +64 9 488 8777

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Goodman New Zealand Limited and Goodman Property Services (NZ) Limited | Product Disclosure Statement | 27 February 2026

11. GLOSSARY

Cash Earnings	means a non-GAAP measure that assesses free cash flow on a per unit basis after adjusting for certain items. Refer to GMT's most recent interim and annual results presentations for details of its calculation.
Companies	means GNZL and GPS, and "**Company**" means either GNZL or GPS.
Eligible GMT Unitholder	means a GMT unitholder in an Eligible Jurisdiction.
Eligible Jurisdictions	means New Zealand, Andorra, Australia, Austria, Canada, China, Denmark, France, French Polynesia, Germany, Hong Kong, Ireland, Japan, Luxembourg, Malaysia, the Netherlands, New Caledonia, Norway, Portugal, Singapore, Sweden, Switzerland, Taiwan, Thailand, the United Kingdom and the United States of America.
Extraordinary Resolution	means a resolution approved by GMT unitholders holding units in GMT with a combined value of no less than 75% of the value of the units of GMT held by those persons who are entitled to vote and vote on the question.
FMC Act	means the Financial Markets Conduct Act 2013.
GMB	means GMT Bond Issuer Limited (which will be renamed GNZ Bond Issuer Limited on completion of the Transaction).
GMT	means Goodman Property Trust.
GMT Shareholder	means GMT Shareholder Nominee Limited.
GNZL	means Goodman New Zealand Limited.
GNZ Finco	means GNZ Finco Limited, a finance subsidiary of GNZL.
GPS	means Goodman Property Services (NZ) Limited.
Ineligible Holder	means a GMT unitholder who is not an Eligible GMT Unitholder.
Notice of Meeting	means the Notice of Special Meeting and Explanatory Notes for unitholders of GMT dated 27 February 2026.
NZX Main Board	means the main board financial product market operated by NZX.
Offer Register	means the online offer register maintained by the Companies Office known as 'Disclose' which can be found at https://disclose-register.companiesoffice.govt.nz.
PDS	means this product disclosure statement.
Property Holding Companies	means Goodman (Highbrook) Limited, Goodman Property Aggregated Limited, Highbrook Limited and GMT Penrose Limited.
Receivable	has the meaning given to that term in Section 5 (*Terms of the offer*) in Step 2 under the heading "Overview of the transaction".
Sale Agent	means UBS New Zealand Limited, a nominee appointed by GMT to sell the Stapled Securities that would otherwise be issued to Ineligible Holders.
Scheme Register	means the online scheme register maintained by the Companies Office known as 'Disclose' which can be found at https://disclose-register.companiesoffice.govt.nz.
Stapled Group	means GNZL and GPS together, and any subsidiaries of GNZL and GPS.
Stapled Security	means one GNZL share and one GPS share that are contractually and constitutionally stapled together such that one cannot be traded, or otherwise dealt with, without the other. Each reference to a Stapled Security in this PDS is taken to refer to one GNZL share and one GPS share in their legal capacity as separate securities, but which are traded together following the stapling of GPS shares and GNZL shares.
Transaction	has the meaning given to that term in Section 5 (*Terms of the offer*) under the heading "Overview of the transaction".

DISCLAIMERS No advice The information provided in this PDS does not constitute financial product or investment advice. This PDS has been prepared without reference to the particular investment objectives, financial situation, taxation position and particular needs of individual GMT unitholders. It is important that GMT unitholders read this PDS in its entirety before making any decision on how to vote on the resolution described in the Notice of Meeting. GMT unitholders in any doubt in relation to these matters should consult their investment, financial, taxation or other professional adviser. Information for Eligible GMT Unitholders outside of New Zealand Australia (a) This offer of Stapled Securities to Australian investors is a recognised offer made under Australian and New Zealand law. In Australia, this is Chapter 8 of the Corporations Act 2001 and Regulations. In New Zealand, this is Subpart 6 of Part 9 of the Financial Markets Conduct Act 2013 of New Zealand and the Financial Markets Conduct Regulations 2014 of New Zealand. (b) This offer of Stapled Securities and the content of the offer document are principally governed by New Zealand, rather than Australian, law. In the main, the Financial Markets Conduct Act 2013 of New Zealand and the Financial Markets Conduct Regulations 2014 of New Zealand set out how the offer must be made. (c) There are differences in how securities and financial products are regulated under New Zealand, as opposed to Australian, law. For example, the disclosure of fees for managed investment schemes is different under New Zealand law. (d) The rights, remedies and arrangements for compensation available to Australian investors in New Zealand securities and financial products may differ from the rights, remedies and arrangements for compensation for Australian securities and financial products. (e) Both the Australian and New Zealand securities regulators have enforcement responsibilities in relation to this offer of Stapled Securities. If you need to make a complaint about this offer, please contact the Australian Securities and Investments Commission (ASIC). The Australian and New Zealand regulators will work together to settle your complaint. (f) The taxation treatment of New Zealand securities and financial products is not the same as that for Australian securities and products. (g) If you are uncertain about whether this investment is appropriate for you, you should seek the advice of an appropriately qualified financial advisor. (h) The offer may involve a currency exchange risk. The currency for the security or financial product is in dollars that are not Australian dollars. The value of the security or financial product will go up and down according to changes in the exchange rate between those dollars and Australian dollars. These changes may be significant. (i) If you receive any payments in relation to the security or financial product that are not in Australian dollars, you may incur significant fees in having the funds credited to a bank account in Australia in Australian dollars. (j) If the security or financial product is able to be traded on a financial market and you wish to trade the security or financial product through that market, you will have to make arrangements for a participant in that market to sell the security or financial product on your behalf. If the financial market is a foreign market that is not licensed in Australia (such as a securities market operated by the New Zealand Exchange Limited (NZX)) the way in which the market operates, the regulation of participants in that market and the information available to you about the security or financial product and trading may differ from Australian licensed markets.

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Goodman New Zealand Limited and Goodman Property Services (NZ) Limited | Product Disclosure Statement | 27 February 2026

ASIC relief

In accordance with its power under section 1200B(3) of the Corporations Act 2001 (Cth), ASIC has declared the offer to be a recognised offer within the meaning of subsection 1200B(1) of the Corporations Act 2001 (Cth), notwithstanding that GPS and GNZL did not give the documents and information referred to in section 1200C(5) and section 1200D(1) of the Corporations Act 2001 (Cth) at least 14 days before the offer was first made in Australia.

Austria

In addition to the information set out in section 10 of Part 1 of the Explanatory Notes in the Notice of Meeting, the Transaction does not constitute an offer pursuant to Art. 2 (d) Regulation (EU) 2017/1129 (the EU Prospectus Regulation) or Art. 1 para. 1 no. 1 Austrian Capital Markets Act. The Transaction is subject to the approval of the GMT unitholders by Extraordinary Resolution as described in the Notice of Meeting. If the Transaction is approved by GMT unitholders by Extraordinary Resolution as described in the Notice of Meeting and the other conditions referred to in Section 5 (*Terms of the offer*) are satisfied, the GMT unitholders will receive Stapled Securities irrespective of their vote at the special meeting.

Canada

The Stapled Securities will be distributed in Canada under an exemption from the prospectus requirements of applicable Canadian provincial and territorial securities laws. Any resale of the Stapled Securities in Canada will be restricted and must be made in accordance with, or pursuant to exemptions from, the prospectus requirements of applicable Canadian provincial and territorial securities laws. It is expected that a prospectus exemption will be available for the resale of Stapled Securities through an exchange or market outside of Canada or to a person or company outside of Canada. GMT unitholders are advised to seek legal advice prior to any resale of Stapled Securities.

France, French Polynesia and New Caledonia

In France, no Stapled Securities have been offered or will be offered to the public.

This PDS is not intended to and does not constitute, represent or form part of and should not be construed as an offer or invitation to exchange or sell, or solicitation of an offer to subscribe for or buy, or an invitation to exchange, purchase or subscribe for, any Stapled Securities in France.

This PDS does not constitute a prospectus (within the meaning of Regulation (EU) 2017/1129 of the European Parliament and the Council, as amended (the EU Prospectus Regulation)). No prospectus has been or will be prepared, approved by the Autorité des marchés financiers or filed with the Autorité des marchés financiers, for the purposes of the issuance or the offer of the Stapled Securities.

European Economic Area

In relation to each Member State of the European Economic Area (each a Member State), no Stapled Securities pursuant to the Transaction have been offered or will be offered to the public in that Member State, except that offers of the Stapled Securities pursuant to the Transaction may be made under the following exemptions under the EU Prospectus Regulation (EU) 2017/1129 (the EU Prospectus Regulation):

+ at any time to any legal entity which is a qualified investor as defined in the EU Prospectus Regulation;
+ at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Regulation); or
+ at any time in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation,
+ provided that no such offer of Stapled Securities referred to above shall require GPS or the supervisor of GMT to publish a prospectus pursuant to Article 3 of the EU Prospectus Regulation.

For the purposes of this provision, the expression "offered to the public" in relation to any Stapled Securities pursuant to the Transaction to any Member State means the communication in any form and by any means of sufficient information on the terms of the Transaction and the Stapled Securities to be offered so as to enable a GMT unitholder to decide to participate in the Transaction and acquire or subscribe for the Stapled Securities.

Hong Kong Warning The contents of this PDS have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the Transaction. If you are in any doubt about any of the contents of this PDS, you should obtain independent professional advice. Japan Solicitation for subscription (as defined under Paragraph 2, Article 4 of the Financial Instruments and Exchange Act (the "FIEA")) to Stapled Securities of GNZL and GPS constitutes a solicitation to small number offerees (as defined under Paragraph 4, Article 23-14 of the FIEA) and therefore no securities registration statements pursuant to Paragraph 1, Article 4 of the FIEA has been filed in relation to the solicitation for subscription to the Stapled Securities. Malaysia The Stapled Securities are issued to the GMT unitholders in Malaysia (the "Malaysian Unitholders") not with a view of these Stapled Securities being on-sold in Malaysia, and no documents issued by or on behalf of GMT (including this product disclosure statement) are permitted to be used in any subsequent sale by the Malaysian Unitholders. The Malaysian Unitholders must seek their own professional advice as to whether to vote for or against the Transaction and, if the resolution is passed, they must seek their own professional advice about the legal requirements relating to the future sale of any Stapled Securities so acquired. Portugal This document is provided solely for information purposes in connection with the proposed corporate reorganisation and the related GMT unitholders' meeting. It is not intended to promote or solicit any investment decision, but solely to describe the Transaction and its consequences for existing GMT unitholders. It does not constitute, and should not be construed as, an offer of securities or an invitation to invest in Portugal. Sweden This PDS does not constitute a prospectus under Regulation (EU) 2017/1129 (the EU Prospectus Regulation) and the Transaction does not constitute an offer to the public in Sweden requiring the preparation of a prospectus pursuant to the EU Prospectus Regulation. No public offering of Stapled Securities is being made in Sweden, and any offering of Stapled Securities may only be made in accordance with an applicable exemption under the EU Prospectus Regulation. Switzerland This PDS is not intended to constitute an offer or solicitation to purchase or invest in the Stapled Securities. The Stapled Securities may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (FinSA) and no application has or will be made to admit the Stapled Securities to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this PDS nor any other explanatory or marketing material relating to the Stapled Securities and the restructuring of GMT constitutes a prospectus pursuant to FinSA, and neither this PDS nor any other explanatory or marketing material relating to the Stapled Securities may be publicly distributed or otherwise made publicly available in Switzerland. Taiwan The Stapled Securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorised to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Stapled Securities in Taiwan.

Thailand No public offering has been, or will be, conducted in Thailand in connection with the Transaction. No registration statement or draft prospectus has been, or will be, filed with, or approved by, the Securities and Exchange Commission of Thailand in respect of the Transaction. To the extent any Stapled Securities are distributed into Thailand, such distribution is intended to rely on an exemption from the approval and filing requirements under the Securities and Exchange Act of Thailand B.E. 2535 (1992), as amended, and relevant regulations (collectively, the "Thai SEC Act"), including the private placement exemptions thereunder. Any distribution in Thailand will be made only in a manner consistent with the applicable exemption conditions, including restrictions on publicity and circulation of offering materials to specific offerees only. Accordingly, this document and any other documents or materials in connection with the Transaction, may not be issued, circulated or distributed, whether directly or indirectly, to any person in Thailand, other than specific offerees pursuant to and in accordance with exemptions available under the Thai SEC Act. United States of America The offer and sale of the Stapled Securities have not been registered under the U.S. Securities Act of 1933. The Stapled Securities may not be offered or sold in the United States unless they have been registered under the U.S. Securities Act or are offered and sold under an exemption from or in a transaction not subject to the registration requirements of the U.S. Securities Act. The Stapled Securities are securities of New Zealand companies. The Companies and this Transaction are subject to the disclosure requirements of New Zealand, which are different from those of the United States. Financial information and financial statements included or referred to in this document have been prepared in accordance with New Zealand equivalents to International Financial Reporting Standards and International Financial Reporting Standards and may not be comparable to the financial information or financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Companies are located in New Zealand, and some or all of their officers and directors are residents of New Zealand. You may not be able to sue the Companies or their respective officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel the Companies or their affiliates to subject themselves to a U.S. court's judgment. Investors in the United States should conduct their own investigation into the United States federal income tax consequences of owning and disposing of Stapled Securities, including making their own assessment of whether, and the consequences to them if either or both of the Companies is or becomes a "passive foreign investment company" as defined in Section 1297 of the U.S. Internal Revenue Code of 1986.

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